EXHIBIT 10.7

KANSAS CITY SOUTHERN
DIRECTORS’ DEFERRED FEE PLAN
ADOPTED AUGUST 20, 1982
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

Section 1. Establishment

      1.1. Establishment. Kansas City Southern (hereinafter called the “Company”) established, pursuant to resolution adopted by the Board of Directors of the Company, at a meeting held on August 20, 1982, a deferred fee plan for members of its Board of Directors, which was known as “Kansas City Southern Industries, Inc. Directors’ Deferred Fee Plan” and was effective January 1, 1983. The name of the deferred fee plan was changed to “Kansas City Southern Directors’ Deferred Fee Plan” effective June 1, 2002 and is hereinafter called the “Plan”.

      1.2. Transition. The Plan is amended and restated herein for the purpose of satisfying certain requirements of the American Jobs Creation Act of 2004 applicable to deferred compensation arrangements. This amended and restated Plan is effective only with respect to Fees deferred for calendar years beginning on or after January 1, 2005, and earnings on such deferred Fees and earnings. The provisions of the Plan as in effect on December 31, 2004 (which provisions were not modified subsequent to October 3, 2004) shall continue to apply with respect to Fees deferred for calendar years beginning before January 1, 2005, and earnings on such deferred Fees and earnings. Amounts that are subject to this amended and restated Plan will be credited to accounts as hereinafter provided that are separate from the accounts for amounts that are subject to the Plan as in effect on December 31, 2004.

Section 2. Definitions

      2.1. Definitions. Whenever used in the Plan the following terms shall have the meaning set forth below:

a.	The term “Board” means the Board of Directors of the Company.

b.	The term “Director” means a member of the Board of Directors of the Company.

c.	The term “Participant” means a Director or former Director who has an account under the Plan.

d.	The term “Fees” means direct monetary remuneration from the Company due to the Directors for the discharge of their duties as directors.

      2.2. Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3. Eligibility for Participation

      A Director shall be eligible for participation in the Plan and may elect to defer Fees to be earned as a Director of the Company in accordance with the provisions of this Plan for a period consisting of any calendar year or years during which he is a member of the Board. In the case of a newly elected Director who was not a Director on the preceding December 31st, he shall become eligible for participation for a period consisting of the balance of the calendar year following such election, and for succeeding calendar years.

Section 4. Election to Defer Fees

      4.1. Procedure for Election to Defer Fees. On or before December 31st of any calendar year, a Director may elect to become a Participant beginning the following

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calendar year. Any person elected to fill a vacancy on the Board of a newly created Directorship who was not a Director on the preceding December 31st may elect within 10 days of becoming a Director to become a Participant for the balance of the calendar year during which he was elected to the Board. An election to participate in the Plan shall be effected by the Director submitting a letter so stating to the administrator of the Plan.

      4.2. Effect of Election or Failure to Elect to Participate. Failure to effect a timely election in accordance with the foregoing provisions shall preclude a Director’s participation during the calendar year or portion of the calendar year in question, but shall not preclude the Director from becoming eligible for participation in any subsequent calendar year.

      An election to commence participation, made in accordance with the foregoing provision, shall be irrevocable for the immediately ensuing calendar year, or the balance of the current year in the case of a newly elected Director. Such election shall continue in effect with respect to each calendar year thereafter until modified in accordance with subsection 4.4.

      Notwithstanding the preceding provisions of this subsection 4.2, under a special rule authorized by Internal Revenue Service Notice 2005-1, Q&A 20, a Director may at any time during calendar year 2005 cancel an election to defer Fees earned and payable in 2005 by submitting a letter so stating to the administrator of the Plan. In the event of such cancellation, the Fees otherwise to be deferred in 2005 will be paid to the Participant in 2005.

      4.3. Amount Deferred. A Director may defer any amount up to 100% of the Fees for the calendar year. If less than 100% of the Fees are deferred, then the amount

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deferred will be prorated over the payment periods anticipated to be served by the Director during the calendar year, or until the directorship is terminated.

      4.4. Modification of Election for Ensuing Calendar Years. On or before December 31st of each year a Participant may elect, within the limits of subsection 4.3, to increase or decrease the amount of his Fees to be deferred during the ensuing calendar years, and this election shall include the right to terminate the deferral of Fees earned in such ensuing calendar years.

Section 5. Crediting of Fees

      5.1. Participants’ Accounts. The Company shall establish a bookkeeping account (“account”) for each Participant to be credited with the deferred Fee as of the date the Fee is deferred.

      5.2. Earnings on Accounts.

      a. Earnings on the amount credited to a Participant’s account will be determined by the hypothetical “investment” of such amounts. The “investment” will be based on the Participant’s election among investment options designated by the Company from time to time for the Plan. An underlying investment rate determined from time to time by a majority of the members of the Board who are not Participants (currently the ten year treasury bond rate plus one percent) is used to monthly credit with interest any part of a Participant’s account for which an investment option has not been designated. The Company has arranged for Participants to receive quarterly statements from the mutual fund investment options, and the Company sends Participants semi-annual statements.

      b. A Participant may change investment allocation percentages by giving at least ten (10) days written notice to the Company prior to the beginning of a calendar

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month. In the written change in election, the Participant must indicate whether the election is to apply (i) to all amounts credited to the Participant’s account as of the effective date of the written change in election, and/or (ii) to Fees deferred after the effective date of the written change in election.

Section 6. Distribution Upon Cessation as Director of the Company

      6.1. Method of Payment. Whenever a Participant ceases to be a Director of he Company, the value of the Participant’s account under this amended and restated Plan will be distributed to the Participant in the method elected by the Participant. The Participant must elect the method of distribution at the time of the Participant’s initial election to defer Fees under this amended and restated Plan; provided, however, a Participant who is deferring Fees under this Plan for the 2005 calendar year may make a method of distribution election applicable to the value of the Participant’s account hereunder at any time on or before December 31, 2005. A Participant may elect one of the following methods of distribution:

      a. Installment Method. The value of the Participant’s account as of the end of the calendar year in which a Participant ceases to be a Director shall be distributed to the Participant in annual installments over a ten-year period beginning with the first day of the year immediately following the year in which the Participant ceases to be a Director. The amount of the Participant’s account shall be reduced by the amount of each payment to the Participant as of the date of each payment. Earnings shall be credited to the Participant’s account pursuant to subsection 5.2 (after taking into account reductions in the account under the preceding sentence) until the Participant (or his beneficiary) has received full payment of his account. The amount of the initial payment to the Participant shall be a fraction of the value of the Participant’s account as

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of the end of the calendar year in which the Participant ceases to be a Director, the numerator of which fraction is 1 and the denominator of which fraction is 10. Subject to the provisions of subsection 7.1, for each annual payment the denominator of the fraction shall be reduced by 1 until the value of the Participant’s account has been fully paid at which time the Participant’s account shall be closed.

      b. Single Payment Method. The value of the Participant’s account shall be distributed to the Participant in a lump sum within sixty days after the last day of the calendar quarter in which the Participant ceases to be a Director. The earnings on the Participant’s account pursuant to subsection 5.2 shall be included in the calculation of the value of the Participant’s account for distribution purposes. Upon delivery of the lump sum payment provided for above, the Participant’s account shall be closed.

      6.2. Death of Director or Former Director. Each Participant may designate one or more beneficiaries on a form provided by the plan administrator and delivered to the plan administrator before his death. Any such beneficiary thereafter may be changed without the consent of any prior beneficiary by similar written designation delivered to the plan administrator before the Participant’s death. If no such beneficiary shall have been designated or if no designated beneficiary shall survive the Participant’s death, any part or all of the balance of the Participant’s account may be paid to the Participant’s estate. Any remaining installment payments due a Participant at the time of his death will be paid to the Participant’s beneficiary or beneficiaries, if the Participant has designated one or more beneficiaries on the form described in this Section 6.2, or, if no beneficiary has been designated, or if no designated beneficiary shall survive the Participant, to the Participant’s estate.

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Section 7. Distribution Upon Unforeseeable Emergency

      7.1. Unforeseeable Emergency of a Participant. Upon the determination by the Board that a Participant has had an unforeseeable emergency, the Participant may request and will receive a distribution of all or part of the value of the Participant’s account as hereinafter provided. An unforeseeable emergency for this purpose means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986 as amended from time to time) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Any amount distributed on account of an unforeseeable emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Board may require the Participant to provide any expert medical or financial information or opinions that the Board deems necessary to arrive at a determination.

      7.2. Special Provisions. Payments made pursuant to Section 7.1 during a ten-year distribution shall be deemed to have been made from the last principal installment or installments to be made and the earnings credited to such installment or installments. For purposes of Section 7.1 the Board shall not include the Participant.

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Section 8. Merger, Consolidation and Sale of Assets

      Notwithstanding anything herein to the contrary, in the event that the Company consolidates with, merges into, or transfers all or substantially all of its assets to another corporation (hereinafter referred to as “Successor Corporation”), such Successor Corporation shall assume all obligations under this Plan. Upon such assumption, the Board of Directors of the Successor Corporation shall be substituted for the Board in this Plan.

Section 9. Rights of Participants

      No Participant nor any Participant’s beneficiary, estate or heirs shall have any interest in any fund or in any specific asset or assets of the Company by reason of any payments made under the Plan, or by reason of any account maintained for the Participant under the Plan. The Company shall have merely a contractual obligation to make payments when due hereunder and the Company shall not hold any funds in reserve or trust to secure payments hereunder.

      No Participant nor any Participant’s beneficiary, estate or heirs may assign, pledge or in any way encumber his interest under the Plan, or any part thereof.

Section 10. Administration and Amendment

      10.1. Administration. The Board may designate an administrator of the Plan. Absent designation of an administrator by the Board, the Secretary of the Company shall administer the Plan. The Board may, from time to time, establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The amended and restated Plan as set forth herein is intended to comply with the provisions of Section 409A of the Internal Revenue Code and the guidance issued thereunder, and the Plan as set forth herein shall be construed and administered accordingly.

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      10.2. Amendment. This Plan may be amended by a favorable vote of two-thirds of the members of the Board who are not Participants in the Plan or, in the event all Directors are Participants, by a favorable vote of a majority of the stockholders present or represented and voting at an annual or special meeting of the stockholders.

      IN WITNESS WHEREOF, this restated Plan has been duly executed as of this 3rd day of February, 2005.

Kansas City Southern
By	/s/ Michael R. Haverty
Michael R. Haverty

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